Exhibit 10.2

April 1, 2019

Tommy Lewis

Address on file

Dear Tommy,

This letter agreement serves to amend your original offer letter dated October 4, 2018 (“Offer Letter”) by extending the duration of the termination benefits outlined in the addendum to the Offer Letter from six months to one year.  An amended and restated addendum immediately follows.  All other terms of the Offer Letter remain in effect.

Thank you for your ongoing commitment to Tivity Health.

/s/ Donato Tramuto

Donato Tramuto

Tivity Health

Acknowledged and Agreed:

/s/ Tommy Lewis

Tommy Lewis

April 12, 2019

DATE

Addendum to Offer Letter for Tommy Lewis, effective April 1, 2019

Termination Provisions:

If your employment is terminated at any time without Cause(1) or if you terminate your employment for Good Reason(2), you will be entitled to receive:

•

All base salary and benefits due through the date of termination payable within thirty (30) days of the date of termination, with the date of such payment determined by the Company in its sole discretion.

Upon your execution of a full release of claims in favor of the Company, provided that such release must be executed and become effective and any revocation period must expire within sixty (60) days of the date of termination, you will also be entitled to receive:

•	An amount equal to your base salary for a total of one year following the date of termination.(3)
•

Group medical benefits for one year after the date of termination. The costs of the Company's portion of any premiums due will be included in your gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended.(3)

(1) The following events constitute “Cause” for termination:

•	Continued failure to substantially perform your duties after written notice and failure to cure within sixty (60) days;
•

Arrest relating to a felony or engaging in misconduct that is materially injurious to the Company, monetarily or to its reputation or otherwise, or that would damage your ability to effectively perform your duties;

•	Theft or dishonesty by you;
•	Intoxication while on duty; or
•	Willful violation of Company policies or procedures after written notice and failure to cure within thirty (30) days.

(2) You may terminate your employment by written notice of your resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for resignation and together shall be "Good Reason Events":

a.            a material reduction in your base salary (unless such reduction is part of an across-the-board reduction affecting all Company executives with a comparable role or title); and

b.            a requirement by the Company to relocate your residence, unless such relocation is mutually agreed upon by you and the Company.

You shall give the Company written notice of your intention to resign for Good Reason within sixty (60) days after the occurrence of one of the Good Reason Events.  The notice must state with reasonable specificity the Good Reason Event. Thereafter, the Company shall have sixty (60) days (the "Cure Period") to rescind the Good Reason Event(s).  If the Company rescinds the Good Reason Event(s) within the Cure Period, you no longer shall have the right to resign for Good Reason. If the Company fails to rescind the Good Reason Event(s) before the expiration of the Cure Period, then you may resign for Good Reason as long as the resignation for Good Reason occurs within thirty (30) days following the expiration of the Cure Period; otherwise the right to resign on the basis of such Good Reason Event(s) shall be deemed to have been waived.

(3) These amounts will be paid to you periodically at the Company's regular payroll dates commencing within sixty (60) days following the date of termination (the commencement date will be determined by the Company, in its sole discretion).  These amounts may cease prior to the 6-month period if you have access to your partner’s health insurance coverage.